UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2018

ALTIMMUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

910 Clopper Road, Suite 201S Gaithersburg, Maryland		20878
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (240) 654-1450

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On September 7, 2018, the Board of Directors (the “Board of Directors”) of Altimmune, Inc. (the “Company”) approved the implementation of a one-for-thirty (1:30) reverse stock split (the “Reverse Stock Split”) of the Company’s shares of common stock, par value $0.0001 per share (“Common Stock”). The Reverse Stock Split will be effective on September 13, 2018 and the consolidated Common Stock will begin trading on The Nasdaq Global Market on a split-adjusted basis on September 14, 2018.

The Company’s stockholders had previously approved a reverse split ratio of not less than 1-for-5 and not more than 1-for-30, with the exact ratio to be set within this range as determined by the Board of Directors. As a result of the Reverse Stock Split, every thirty (30) outstanding shares of Common Stock will be reclassified, combined and changed into one (1) share of Common Stock. The Reverse Stock Split will reduce the number of the Company’s outstanding shares of Common Stock from approximately 43 million shares to approximately 1.4 million shares. The number of authorized shares of Common Stock will remain unadjusted as a result of the Reverse Stock Split. However, the Company’s stockholders have approved the increase of the Company’s authorized shares of Common Stock from 100,000,000 to 200,000,000, which will also be effective on September 13, 2018. No fractional shares will be issued as a result of the Reverse Stock Split. All fractional shares created by the Reverse Stock Split will be rounded up to the nearest whole share. Following the Reverse Stock Split, the CUSIP for the Company’s Common Stock will be 02155H 200.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTIMMUNE, INC.

By:	/s/ William Enright
Name:	William Enright
Title:	President and Chief Executive Officer

Dated September 12, 2018